 Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, NY 10591 914-789-2800 www.progenics.com

Contact:	Amy Martini Corporate Affairs amartini@progenics.com	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
FOURTH QUARTER AND YEAR-END 2013 FINANCIAL RESULTS
AND INITIATES CLINICAL DEVELOPMENT OF
SMALL MOLECULE TARGETED THERAPEUTIC

-- Memorial Sloan Kettering Cancer Center Designated Principal Clinical Site for Phase 1 Study of MIP-1095 --

TARRYTOWN, NY, March 13, 2014 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced its results of operations for the fourth quarter and year-end 2013. The company also announced that it is initiating clinical development of MIP-1095, a PSMA-targeted small molecule radiopharmaceutical for the treatment of prostate cancer.
Memorial Sloan Kettering Cancer Center, a member of the Prostate Cancer Clinical Trials Consortium, has been designated as the principal site for the phase 1 study. "This therapeutic candidate is a strong strategic addition to Progenics' pipeline of PSMA-targeted compounds," said Hagop Youssoufian, M.D., Executive Vice President of Research and Development at Progenics. "The extensive oncology expertise represented by the Memorial Sloan Kettering Cancer Center and Prostate Cancer Clinical Trials Consortium teams is an excellent asset in our next step toward developing MIP-1095."
Michael J. Morris, M.D., Associate Attending Physician in the Genitourinary Oncology Service at Memorial Sloan Kettering and one of the world's leading prostate cancer experts, will act as the principal investigator for the company-sponsored clinical trial. The phase 1 study is expected to commence following the submission of an investigational new drug application later this year.
"MIP-1095 could offer a potentially compelling new treatment option for patients suffering with metastatic prostate cancer," said Dr. Morris. "A paper published last week in the European Journal of Nuclear Medicine and Molecular Imaging, which details the compassionate use of MIP-1095 in men with advanced prostate cancer, provides encouraging preliminary information and we look forward to evaluating this therapeutic candidate in a clinical setting."
In the company's financial report of the fourth quarter and year-end 2013, it recorded a net loss for the quarter of $8.6 million or $0.14 diluted per share, compared to net loss of $0.3 million or $0.01 diluted per share in the 2012 period. Net loss for the year was $42.6 million or $0.76 diluted per share, compared to $35.4 million or $1.02 diluted per share in 2012. Progenics ended the year with cash, cash equivalents and securities of $68.1 million, a decrease of $9.7 million for the quarter and an increase of $6.0 million from 2012 year end.

Progenics Announces Fourth Quarter and Year-End 2013 Financial Results

Fourth quarter revenue totaled $3.0 million, down from $8.9 million in 2012, resulting primarily from prior year partnering transactions. Full year 2013 revenue was $7.9 million, down from $14.0 million in the prior year. Royalty income for the quarter was $2.9 million compared to $0.8 million in the fourth quarter of 2012. Royalty income for the year was $5.9 million compared to $5.0 million for 2012. Royalty income is primarily based on Relistor® net sales (in millions) reported to Progenics by Salix, summarized in the table below.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2013	2012	2013	2013	2012
U.S.	$17.9	$4.1	$3.7	$35.0	$29.2
Ex-U.S.	1.1	1.1	1.1	4.4	4.0
Global	$19.0	$5.2	$4.8	$39.4	$33.2

Fourth quarter and full year research and development expenses increased by $1.8 million and $1.6 million, respectively, compared to the 2012 periods, primarily due to higher clinical trial expenses for PSMA ADC and inclusion in 2013 of expenses related to 1404, partially offset for the full year period by a decline in compensation expenses. General and administrative expenses increased $1.0 million for the quarter and $0.1 million for the year. The fourth quarter increase resulted primarily from a non-cash intangible assets impairment charge.

Fourth Quarter and Recent Events
•	The company welcomed Karen J. Ferrante, M.D. to its board of directors.
•
In the first quarter of 2014 Progenics completed an underwritten public offering of 8.75 million shares of common stock at a public offering price of $4.60 per share, resulting in net proceeds of approximately $37.5 million.

•
Relistor global net sales increased 296% from the third quarter and 263% from the prior year period. Global gross sales increased 108% as compared to the third quarter and increased 240% versus fourth quarter 2012.

•
The company presented at the American Society of Clinical Oncology's Genitourinary Cancers (ASCO GU) Symposium positive interim data from a phase 2 trial in chemotherapy-experienced patients of PSMA ADC, an antibody-drug conjugate therapeutic targeting PSMA.

•	Enrollment of up to 35 chemotherapy-naive patients in a phase 2 trial of PSMA ADC is ongoing.
•	The company also presented at ASCO GU positive interim data from a phase 2 trial of 1404, a diagnostic imaging agent targeting PSMA.
•	The company additionally presented positive phase 1 data on 1404 at the meeting of the Society for Urologic Oncology.
•
The company announced that it will resume enrollment of a phase 2 registrational trial of Azedra™, a therapeutic candidate intended to treat the orphan indications of pheochromocytoma and paraganglioma.

Progenics Announces Fourth Quarter and Year-End 2013 Financial Results
•
The U.S. Food and Drug Administration postponed, due to substantial scheduling conflicts, the meeting of an Advisory Committee to consider a supplemental new drug application for Relistor Subcutaneous injection for opioid induced constipation in patients with chronic pain. FDA has indicated that it intends to reschedule the Committee meeting for the near future.

Conference Call and Webcast

Progenics will review fourth quarter and year-end financial results in a conference call today at 8:30 a.m. ET. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 6290854. A live webcast will be available in the Media Center of the Progenics website, www.progenics.com, and a replay will be available there for two weeks.

- Financial Tables follow -

Progenics Announces Fourth Quarter and Year-End 2013 Financial Results

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net loss per share)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
Revenues:
Royalty income	$2,871	$782	$5,923	$4,963
Collaboration revenue	83	8,004	1,595	8,525
Research grants	-	71	275	488
Other revenues	14	28	69	72
Total revenues	2,968	8,885	7,862	14,048

Expenses:
Research and development	7,201	5,423	33,903	31,840
License fees – research and development	253	510	567	1,170
Royalty expense	316	79	624	499
General and administrative	3,956	2,953	14,809	14,706
Depreciation and amortization	165	261	939	1,324
Total expenses	11,891	9,226	50,842	49,539

Operating loss	(8,923)	(341)	(42,980)	(35,491)

Other income:
Interest income	10	17	46	60
Total other income	10	17	46	60

Net loss before provision for income taxes	(8,913)	(324)	(42,934)	(35,431)

Income tax benefit	362	-	362	-

Net loss	$(8,551)	$(324)	$(42,572)	$(35,431)

Net loss per share; basic and diluted	$(0.14)	$(0.01)	$(0.76)	$(1.02)
Weighted average shares outstanding; basic and diluted	60,825	37,590	55,798	34,754

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	December 31, 2013	December 31, 2012

Cash and cash equivalents	$65,860	$58,838
Accounts receivable, net	2,879	6,937
Auction rate securities	2,208	3,240
Fixed assets, net	2,413	3,399
Intangible assets, net and goodwill	39,081	-
Other assets	2,100	3,894
Total assets	$114,541	$76,308

Current liabilities	$6,627	$8,662
Acquisition-related contingent consideration liability	15,700	-
Deferred tax and other liabilities	13,235	1,078
Total liabilities	35,562	9,740
Stockholders' equity	78,979	66,568
Total liabilities and stockholders' equity	$114,541	$76,308

Progenics Announces Fourth Quarter and Year-End 2013 Financial Results

About Relistor

Progenics has exclusively licensed development and commercialization rights for its first commercial product, Relistor, to Salix Pharmaceuticals, Ltd. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness.

Important Safety Information for subcutaneous Relistor

Relistor is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of Relistor beyond four months has not been studied.

Relistor is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with Relistor and consult their physician. Use of Relistor has not been studied in patients with peritoneal catheters.

Safety and efficacy of Relistor have not been established in pediatric patients.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie's syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, colon).

Use Relistor with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with Relistor and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

The most common adverse reactions reported with Relistor compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%).

Relistor full Prescribing Information for the U.S. is available at www.relistor.com.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes therapeutic and diagnostic candidates in late-stage clinical development. Progenics recently completed enrollment of the original cohort of chemotherapy-experienced patients in a phase 2 trial of PSMA ADC, its antibody-drug conjugate therapeutic.  Enrollment of a chemotherapy-naïve cohort is ongoing.  Enrollment also was recently completed in a phase 2 trial of Progenics' diagnostic imaging agent, 1404.  Azedra™, a therapeutic candidate with orphan drug designation in a phase 2 trial under a SPA, is resuming and patient enrollment is expected to continue after re-starting drug supply manufacturing.  Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. Please visit us at www.progenics.com.

Progenics Announces Fourth Quarter and Year-End 2013 Financial Results

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

Information on or accessed through our website is not included in the company's SEC filings.

(PGNX-F)

Editors Note:

For more information, please visit www.progenics.com.

For more information about Relistor, please visit www.relistor.com.